Exhibit 99.2

               ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES PURCHASE OF
                        OXYGENT(TM) INTEREST FROM BAXTER


     SAN DIEGO, CA; JUNE 19, 2003 --- Alliance Pharmaceutical Corp. (OTCBB:
ALLP.OB) announced today that it has purchased Baxter Healthcare Corporation's ownership interest in PFC Therapeutics, LLC, the joint venture established by Alliance and Baxter in May 2000 to commercialize Oxygent(TM) (perflubron emulsion), an intravascular oxygen carrier, in North America and Europe. As reported previously, Alliance will pay to Baxter a royalty on the sales of OXYGENT by PFC Therapeutics, its licensees, or its assignees following regulatory approval.

     Alliance announced earlier today that it has completed the sale of its Imagent(R) assets to Photogen Technologies Inc.

     Commenting on these events, Duane J. Roth, Chairman and CEO of Alliance, stated, "With these actions, we now own the worldwide rights to Oxygent and will move aggressively to obtain partners and/or alternative financing to commence the planned Phase 3 clinical trial in Europe. We remain convinced that Oxygent is a viable product that will address the need for alternatives to blood transfusions in surgery."

     Alliance Pharmaceutical Corp. has been developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. It is focusing primarily on the development of Oxygent, a sterile perfluorochemical emulsion that is universally compatible with all blood types.

     Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-72844) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

     For further information, please contact: Investor Relations at (858) 410-5275.